UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NCR CORPORATION

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Responding to shareholders on executive compensation:

We have had a number of constructive conversations with our shareholders with respect to Mr. Nuti’s special retention award approved in January 2011. Our Compensation and Human Resource Committee (CHRC) had granted Mr. Nuti a long-term incentive award in the form of 107,031 time-based restricted stock units that vest 100% on February 7, 2014, subject to Mr. Nuti’s continued employment with NCR and other terms and conditions set out in the Award Agreement. At that time, the CHRC determined it was in the shareholders’ best interests to provide an additional amount of long-term compensation given potential retention risks and Mr. Nuti’s broadly acknowledged talents. The CHRC generally considered the three year cliff-vesting period to be a performance condition given that the goal of this award is to retain Mr. Nuti.

In our recent discussions, some shareholders have expressed the view that additional performance conditions could be applied to Mr. Nuti’s special retention award. These views are consistent with our pay-for-performance philosophy and as a result, the CHRC, with Mr. Nuti’s full support, has now modified this award to include the additional performance conditions described below.

Vesting of the award will be conditioned upon NCR achieving:

(1) a pre-determined Non-Pension Operating Income after Capital Charge (“NPOICC”) goal as established by the CHRC for the 2013 fiscal year; and

(2) total stockholder return that equals or exceeds the median of NCR’s defined peer group for the period of January 1, 2012 to December 31, 2013.

If these performance conditions are met, the award will vest 100% on February 7, 2014, subject to Mr. Nuti’s continued employment with NCR in accordance with the Award Agreement. However, if these performance conditions are not met, the award will be forfeited completely and there will be no payout.

In addition, with the adoption of the Economic Profit Plan in 2011, the CHRC does not expect to grant any special retention awards to Executive Officers in the future. Amounts earned by participants under the Economic Profit Plan for a performance period are based on a percentage of NCR’s “economic profit”, as defined in the Economic Profit Plan and, as such, are entirely performance-based. In response to our recent conversations with shareholders, the CHRC has also now adopted a policy whereby if it decides to grant any future special retention awards to Executive Officers such awards will include both time-based and performance-based vesting conditions.

We believe these changes, along with our other compensation programs, further support our pay-for-performance culture.